Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Russ Berrie and Company, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8, of Russ Berrie and Company, Inc. of our report dated March 31, 2009, with respect to the consolidated balance sheets of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Russ Berrie and Company, Inc.
With respect to the consolidated financial statements, our report refers to the Company’s change in its method of accounting for financial assets and liabilities in 2008 due to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” the change in its method of accounting for uncertain income tax positions in 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes,” and the change in its method of accounting for share-based payments in 2006 due to the adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-based Payment.”
With respect to the effectiveness of internal control over financial reporting as of December 31, 2008, our report contains an explanatory paragraph that states management’s assessment and our audit of the effectiveness of internal control over financial reporting of Russ Berrie and Company, Inc. as of December 31, 2008, excludes an evaluation of the internal control over financial reporting of LaJobi Inc. and CoCaLo, Inc., acquired businesses.

/s/ KPMG LLP

Short Hills, New Jersey
March 31, 2009